Exhibit 4.1

EVOKE PHARMA, INC.

AMENDMENT TO

SERIES A COMMON STOCK PURCHASE WARRANT,

SERIES B COMMON STOCK PURCHASE WARRANTS,

AND

SERIES C COMMON STOCK PURCHASE WARRANT

This Amendment (this “Amendment”) is made as of ___________, 2024 by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and _____________ (the “Holder”), and constitutes an amendment to that certain Series A Common Stock Purchase Warrant (Warrant No.: A-[ ]), issued by the Company on February 13, 2024 (the “Series A Warrant”) (as amended on March 25, 2024), an amendment to that certain Series B Common Stock Purchase Warrant (Warrant No.: B-[ ]), issued by the Company on February 13, 2024 (the “Series B Warrant”) (as amended on March 25, 2024), and an amendment to that certain Series C Common Stock Purchase Warrant (Warrant No.: C-[ ]), issued by the Company on February 13, 2024 (the “Series C Warrant”) (as amended on March 25, 2024). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Series A Warrant, Series B Warrant or the Series C Warrant, as applicable.

Whereas, pursuant to Section 5(l) of each of the Series A Warrant, Series B Warrant and Series C Warrant, each such warrant may be modified or amended with the written consent of the Company and the Holder;

Whereas, pursuant to Section 3(g) of each of the Series A Warrant and Series C Warrant, subject to the rules and regulations of the Trading Market, the Company may reduce the current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect;

Whereas, the Company intends to offer other holders of outstanding Series A Warrants, Series B Warrants and Series C Warrants the opportunity to amend such warrants on substantially the same terms, subject to compliance with the rules and regulations of the Trading Market; and

Whereas, the Company and the Holder desire to amend the Series A Warrant with respect to the number of Series A Warrants and to amend the Series C Warrants with respect to the number of Series C Warrants in each case as set forth in Exhibit A (respectively, as adjusted, the “Series A Adjusted Warrant Shares” and the “Series C Adjusted Warrant Shares”).

Now, Therefore, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Series A Warrant, Series B Warrant and Series C Warrant as set forth herein.

1. Amendments to Series A Warrant.

(a) The Company and the Holder hereby agree to amend and restate Section 2(b) of the Series A Warrants with respect to the Series A Adjusted Warrant Shares as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).”

(b) Notwithstanding anything else to the contrary in the Series A Warrant, upon exercise of the Series A Warrant a Holder may only receive a share of Common Stock.

2. Amendment to Series B Warrant. Notwithstanding anything else to the contrary in the Series B Warrant, upon exercise of the Series B Warrant a Holder may only receive a share of Common Stock.

3. Amendments to Series C Warrant.

(a) The Company and the Holder hereby agree to amend and restate Section 2(b) of the Series C Warrants with respect to the Series C Adjusted Warrant Shares as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).”

(b) Notwithstanding anything else to the contrary in the Series C Warrant, upon exercise of the Series C Warrant a Holder may only receive a share of Common Stock.

4. Closing; Payment. In consideration of entering into the Amendment, the Holder shall wire an amount equal to $[ ] to the Company at the wire instructions set forth on Exhibit B no later than September 30, 2024.

5. Miscellaneous Provisions.

5.1 No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Series A Warrant, Series B Warrant and Series C Warrant shall remain unchanged and in full force and effect.

5.2 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

EVOKE PHARMA, INC.

By:

Name:
Title:

[HOLDER]

By:

Name:
Title:

[Signature Page to Warrant Agreement Amendment]

Exhibit A

The following sets forth the number of Warrant Shares underlying the Series A Warrants and Series C Warrants held by the Holder following execution of this Amendment.

Series A Warrants

Holder	Warrant Shares	Exercise Price[1]	Series A Adjusted Warrant Shares	Exercise Price[1]	Total
[ ]	[ ]	$8.16	[ ]	$0.01	[ ]

Series C Warrants

Holder	Warrant Shares	Exercise Price[1]	Series C Adjusted Warrant Shares	Exercise Price[1]	Total
[ ]	[ ]	$8.16	[ ]	$0.01	[ ]

1. Subject to adjustment pursuant to Section 3 of the Series A Warrant and Series C Warrant, as applicable.